UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2012

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously reported, on October 30, 2009, Endologix, Inc. (“Endologix”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), whereby Wells Fargo made available to Endologix a secured credit facility in the form of a revolving line of credit.
On February 20, 2012, Endologix entered into the Third Amendment to Credit Agreement (the “Amendment”) with Wells Fargo. The Amendment principally makes the following changes to the Credit Agreement:

•	it increases the maximum amount which Endologix can borrow under the Credit Agreement from $10,000,000 to $20,000,000 (subject to the calculation of the borrowing base, as amended by the Amendment);

•
it increases the aggregate undrawn amount of outstanding letters of credit which Wells Fargo may issue from time to time under the Credit Agreement for the account of Endologix from $500,000 to $1,000,000;

•
it increases the aggregate limit of the corporate credit cards which Wells Fargo may issue to Endologix from time to time under the Credit Agreement from $750,000 to $2,000,000 (which, if issued, reduce the aggregate borrowing limits under the Credit Agreement);

•
it requires the subsidiaries of Endologix that own or hold assets equal to or greater than 10% of the total consolidated assets of Endologix and its subsidiaries to guarantee the payment of all indebtedness and other obligations of Endologix under the Credit Agreement; and

•	it adds, amends or otherwise modifies certain financial covenants in the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to Endologix Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

February 24, 2012	/s/ Robert J. Krist
Robert J. Krist
Chief Financial Officer